Exhibit 99.1

OMNIALUO Net Income Clarification

SHENZHEN, China, April 10 /PRNewswire-Asia-FirstCall/ -- OmniaLuo, Inc. (http://ir.omnialuo.com/ ) ("OmniaLuo" or the "Company") (OTC Bulletin Board: OLOU - News), a China-based company engaged in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO, announced a clarification to a statement concerning anticipated net income which the Company made in its February 23, 2009 press release entitled "OmniaLuo Revises FY 2008 Guidance and Updates Store Count." In that release we announced that: "OmniaLuo anticipates 2008 revenue of approximately $12.0 million, net income of approximately $2.5 million and earnings per share of approximately $0.11 based on basic shares outstanding of 22.84M."

On April 2, 2009, we issued a press release entitled "OmniaLuo Announces Fourth Quarter and Full Year 2008 Operating Results" in which we stated: "For the full year ended December 31, 2008, OmniaLuo reported record revenue of approximately $11.9 million, compared to approximately $7.9 million for the full year ended December 31, 2007 -- a 51% increase." We also stated: "The Company reported net income of approximately $1.0 million for the full year ended December 31, 2008..." We further stated: "Please refer to the Company's 2008 Annual Report as filed with the Securities Exchange Commission on March 31, 2008 for additional information about the Company's results of operations and financial conditions for the year ended December 31, 2008."

In the two press releases the 2008 revenue numbers are substantially the same, but there is $1.5 million difference in 2008 net income between the guidance we issued in the February 23, 2009 press release and the actual net income for 2008 we announced in the April 2, 2009 press release. The reason for the difference is that in the February 23, 2009 press release the $2.5 million net income was meant to refer to the net income of our only operating subsidiary, but not to the net income of the Company on a consolidated basis.

The subsidiary is the only operating subsidiary of the parent company whose only business is acting as a holding company. In 2008, the subsidiary generated net income of $2,553,925. However, when we consolidated this net income with the parent company, the consolidated net income was $1,038,676. At the parent company level, we had $414,199 in Make Good provision expense and $1,101,071 in general and administrative expenses, but no revenues.

About OmniaLuo, Inc.

OmniaLuo, Inc. (http://ir.omnialuo.com/ ), based in China's fashion capital of Shenzhen, is in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO. OMNIALUO's apparel embodies elegance, femininity and sophistication for China's rapidly growing class of urban and affluent female professionals. Under the leadership of Cindy Luo, the founder, Chairwoman and Chief Designer of the Company, the Company has won numerous prestigious awards and was recently named by Cosmopolitan Magazine the "2008 Chinese Fashion Designer of the Year". OMNIALUO's goal is to become the Chinese brand equivalent of Ralph Lauren, Vera Wang and Anna Sui.

To be added to the OmniaLuo, Inc. investor email list, please email davidwang@omnialuo.com.cn , with OLOU in the subject line.

OmniaLuo Investor Resources
Women's Wear Daily Article: http://tinyurl.com/6ocw5s
Fact Sheet: http://tinyurl.com/5al5u4
Presentation: http://tinyurl.com/5sg7yz
Video: http://ir.omnialuo.com/video/omnialuo.cfm

For more information, please contact:

OmniaLuo, Inc.
David Wang
Tel:   +86-755-8609-5618
Email: davidwang@omnialuo.com.cn

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Factors that may affect these forward-looking statements include, among others, our dependency on our chief executive officer, principal stockholder and chief designer, our sensitivity to economic conditions and consumer spending in China, competition in our industry, our ability to effectively manage our growth, our ability to raise capital in the future, changes in China's economic or political situation, and other factors set forth in our Annual Report on Form 10-KSB filed with the United States Securities and Exchange Commission or otherwise set forth from time to time in our other public filings. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date of this news release.